UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 1)*

STANDARD BIOTOOLS INC.
(Name of Issuer)

Common Stock, $0.001 par value per share
(Title of Class of Securities)

34385P108
(CUSIP Number)

Andrew Genser
General Counsel
600 Washington Boulevard, Floor 11
Stamford, Connecticut 06901
(212) 672-7050**
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

October 4, 2023
(Date of Event which Requires Filing of this Statement)

If the filing persons has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☒

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

** This Amendment No. 1 is being filed solely to update the telephone number of person authorized to receive notices and communications.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13D
CUSIP No.: 34385P108	Page 2 of 14 Pages
1	NAMES OF REPORTING PERSONS
VIKING GLOBAL INVESTORS LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
8,289,116 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
8,289,116 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,289,116 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
9.5% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

1. See Item 5.

2. The percentages set forth herein are calculated based on (i) 78,964,770 shares of Common Stock (as defined herein) outstanding as of August 3, 2023, as reported in the Issuer’s quarterly report on Form 10-Q filed with the U.S. Securities and Exchange Commission (the “Commission”) on August 8, 2023, and (ii) 8,289,116 shares of Common Stock that the Reporting Persons currently have the right to acquire upon conversion of the Series B-2 Preferred Stock (as defined herein), subject to the Blocker (as defined herein).

Schedule 13D
CUSIP No.: 34385P108	Page 3 of 14 Pages
1	NAMES OF REPORTING PERSONS
Viking Global Opportunities Parent GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
8,289,116 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
8,289,116 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,289,116 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
9.5% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

1. See Item 5.

2. The percentages set forth herein are calculated based on (i) 78,964,770 shares of Common Stock outstanding as of August 3, 2023, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Commission on August 8, 2023, and (ii) 8,289,116 shares of Common Stock that the Reporting Persons currently have the right to acquire upon conversion of the Series B-2 Preferred Stock, subject to the Blocker.

Schedule 13D
CUSIP No.: 34385P108	Page 4 of 14 Pages
1	NAMES OF REPORTING PERSONS
Viking Global Opportunities GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
5,552,940 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
5,552,940 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,552,940 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
6.4% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

1. See Item 5.

2. The percentages set forth herein are calculated based on (i) 78,964,770 shares of Common Stock outstanding as of August 3, 2023, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Commission on August 8, 2023, and (ii) 8,289,116 shares of Common Stock that the Reporting Persons currently have the right to acquire upon conversion of the Series B-2 Preferred Stock, subject to the Blocker.

Schedule 13D
CUSIP No.: 34385P108	Page 5 of 14 Pages
1	NAMES OF REPORTING PERSONS
Viking Global Opportunities Portfolio GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
5,552,940 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
5,552,940 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,552,940 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
6.4% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

1. See Item 5.

2. The percentages set forth herein are calculated based on (i) 78,964,770 shares of Common Stock outstanding as of August 3, 2023, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Commission on August 8, 2023, and (ii) 8,289,116 shares of Common Stock that the Reporting Persons currently have the right to acquire upon conversion of the Series B-2 Preferred Stock, subject to the Blocker.

Schedule 13D
CUSIP No.: 34385P108	Page 6 of 14 Pages
1	NAMES OF REPORTING PERSONS
Viking Global Opportunities Illiquid Investments Sub-Master LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
5,552,940 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
5,552,940 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,552,940 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
6.4% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

1. See Item 5.

2. The percentages set forth herein are calculated based on (i) 78,964,770 shares of Common Stock outstanding as of August 3, 2023, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Commission on August 8, 2023, and (ii) 8,289,116 shares of Common Stock that the Reporting Persons currently have the right to acquire upon conversion of the Series B-2 Preferred Stock, subject to the Blocker.

Schedule 13D
CUSIP No.: 34385P108	Page 7 of 14 Pages
1	NAMES OF REPORTING PERSONS
Viking Global Opportunities Drawdown GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
2,736,176 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
2,736,176 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,736,176 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.1% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

1. See Item 5.

2. The percentages set forth herein are calculated based on (i) 78,964,770 shares of Common Stock outstanding as of August 3, 2023, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Commission on August 8, 2023, and (ii) 8,289,116 shares of Common Stock that the Reporting Persons currently have the right to acquire upon conversion of the Series B-2 Preferred Stock, subject to the Blocker.

Schedule 13D
CUSIP No.: 34385P108	Page 8 of 14 Pages
1	NAMES OF REPORTING PERSONS
Viking Global Opportunities Drawdown Portfolio GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
2,736,176 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
2,736,176 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,736,176 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.1% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

1. See Item 5.

2. The percentages set forth herein are calculated based on (i) 78,964,770 shares of Common Stock outstanding as of August 3, 2023, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Commission on August 8, 2023, and (ii) 8,289,116 shares of Common Stock that the Reporting Persons currently have the right to acquire upon conversion of the Series B-2 Preferred Stock, subject to the Blocker.

Schedule 13D
CUSIP No.: 34385P108	Page 9 of 14 Pages
1	NAMES OF REPORTING PERSONS
Viking Global Opportunities Drawdown (Aggregator) LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
2,736,176 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
2,736,176 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,736,176 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.1% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

1. See Item 5.

2. The percentages set forth herein are calculated based on (i) 78,964,770 shares of Common Stock outstanding as of August 3, 2023, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Commission on August 8, 2023, and (ii) 8,289,116 shares of Common Stock that the Reporting Persons currently have the right to acquire upon conversion of the Series B-2 Preferred Stock, subject to the Blocker.

Schedule 13D
CUSIP No.: 34385P108	Page 10 of 14 Pages
1	NAMES OF REPORTING PERSONS
O. ANDREAS HALVORSEN

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Norway

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
8,289,116 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
8,289,116 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,289,116 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
9.5% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

1. See Item 5.

2. The percentages set forth herein are calculated based on (i) 78,964,770 shares of Common Stock outstanding as of August 3, 2023, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Commission on August 8, 2023, and (ii) 8,289,116 shares of Common Stock that the Reporting Persons currently have the right to acquire upon conversion of the Series B-2 Preferred Stock, subject to the Blocker.

Schedule 13D
CUSIP No.: 34385P108	Page 11 of 14 Pages
1	NAMES OF REPORTING PERSONS
DAVID C. OTT

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
8,289,116 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
8,289,116 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,289,116 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
9.5% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

1. See Item 5.

2. The percentages set forth herein are calculated based on (i) 78,964,770 shares of Common Stock outstanding as of August 3, 2023, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Commission on August 8, 2023, and (ii) 8,289,116 shares of Common Stock that the Reporting Persons currently have the right to acquire upon conversion of the Series B-2 Preferred Stock, subject to the Blocker.

Schedule 13D
CUSIP No.: 34385P108	Page 12 of 14 Pages
1	NAMES OF REPORTING PERSONS
ROSE S. SHABET

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
8,289,116 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
8,289,116 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,289,116 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
9.5% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

1. See Item 5.

2. The percentages set forth herein are calculated based on (i) 78,964,770 shares of Common Stock outstanding as of August 3, 2023, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Commission on August 8, 2023, and (ii) 8,289,116 shares of Common Stock that the Reporting Persons currently have the right to acquire upon conversion of the Series B-2 Preferred Stock, subject to the Blocker.

Schedule 13D
CUSIP No.: 34385P108	Page 13 of 14 Pages
EXPLANATORY NOTE

Pursuant to Rule 13d-2 of the Securities Exchange Act of 1934, as amended, this Amendment No. 1 to the Schedule 13D (“Amendment No. 1”) amends the Schedule 13D filed with the Commission on October 16, 2023, (together with this Amendment No. 1, the “Schedule 13D”) relating to shares of common stock, $0.001 par value per share (the “Common Stock”), of Standard BioTools Inc., a Delaware corporation (the “Issuer”).  All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Schedule 13D.

This Amendment No. 1 is being filed solely to update the telephone number of person authorized to receive notices and communications on the first page of the Schedule 13D.

Schedule 13D
CUSIP No.: 34385P108	Page 14 of 14 Pages
SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

By:	/s/ Scott M. Hendler
Name:	Scott M. Hendler on behalf of O. Andreas Halvorsen (1)

By:	/s/ Scott M. Hendler
Name:	Scott M. Hendler on behalf of David C. Ott (2)

By:	/s/ Scott M. Hendler
Name:	Scott M. Hendler on behalf of Rose S. Shabet (3)

(1) Scott M. Hendler is signing on behalf of O. Andreas Halvorsen, individually and as an Executive Committee Member of VIKING GLOBAL PARTNERS LLC, on behalf of VIKING GLOBAL INVESTORS LP, and as an Executive Committee Member of VIKING GLOBAL OPPORTUNITIES PARENT GP LLC, on behalf of itself and VIKING GLOBAL OPPORTUNITIES GP LLC, VIKING GLOBAL OPPORTUNITIES PORTFOLIO GP LLC, VIKING GLOBAL OPPORTUNITIES ILLIQUID INVESTMENTS SUB-MASTER LP, VIKING GLOBAL OPPORTUNITIES DRAWDOWN GP LLC, VIKING GLOBAL OPPORTUNITIES DRAWDOWN PORTFOLIO GP LLC and VIKING GLOBAL OPPORTUNITIES DRAWDOWN (AGGREGATOR) LP, pursuant to an authorization and designation letter dated February 9, 2021, which was previously filed with the Commission as an exhibit to a Form 13G filed by Mr. Halvorsen on February 12, 2021 (SEC File No. 005-49737).

(2) Scott M. Hendler is signing on behalf of David C. Ott, individually and as an Executive Committee Member of VIKING GLOBAL PARTNERS LLC, on behalf of VIKING GLOBAL INVESTORS LP, and as an Executive Committee Member of VIKING GLOBAL OPPORTUNITIES PARENT GP LLC, on behalf of itself and VIKING GLOBAL OPPORTUNITIES GP LLC, VIKING GLOBAL OPPORTUNITIES PORTFOLIO GP LLC, VIKING GLOBAL OPPORTUNITIES ILLIQUID INVESTMENTS SUB-MASTER LP, VIKING GLOBAL OPPORTUNITIES DRAWDOWN GP LLC, VIKING GLOBAL OPPORTUNITIES DRAWDOWN PORTFOLIO GP LLC and VIKING GLOBAL OPPORTUNITIES DRAWDOWN (AGGREGATOR) LP, pursuant to an authorization and designation letter dated February 9, 2021, which was previously filed with the Commission as an exhibit to a Form 13G filed by Mr. Ott on February 12, 2021 (SEC File No. 005-49737).

(3) Scott M. Hendler is signing on behalf of Rose S. Shabet, individually and as an Executive Committee Member of VIKING GLOBAL PARTNERS LLC, on behalf of VIKING GLOBAL INVESTORS LP, and as an Executive Committee Member of VIKING GLOBAL OPPORTUNITIES PARENT GP LLC, on behalf of itself and VIKING GLOBAL OPPORTUNITIES GP LLC, VIKING GLOBAL OPPORTUNITIES PORTFOLIO GP LLC, VIKING GLOBAL OPPORTUNITIES ILLIQUID INVESTMENTS SUB-MASTER LP, VIKING GLOBAL OPPORTUNITIES DRAWDOWN GP LLC, VIKING GLOBAL OPPORTUNITIES DRAWDOWN PORTFOLIO GP LLC and VIKING GLOBAL OPPORTUNITIES DRAWDOWN (AGGREGATOR) LP, pursuant to an authorization and designation letter dated February 9, 2021, which was previously filed with the Commission as an exhibit to a Form 13G filed by Ms. Shabet on February 12, 2021 (SEC File No. 005-49737).

November 22, 2023

Attention: Intentional misstatements or omissions of fact constitute federal violations (see 18 U.S.C. 1001).